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                        [Letterhead of Sandler O'Neill]


                                      May ___, 1995

[Standby Purchaser]
[Address]

Dear ____________:

     You have previously received the preliminary prospectus of Ventura County National Bancorp (the "Company") and the form of Standby Purchase Agreement included in the registration statement filed with the Securities and Exchange Commission. Enclosed herein is a revised form of Standby Purchase Agreement which now includes information regarding the proposed maximum and minimum shares as well as a copy of the form of Standby Purchase Agreement marked to indicate changes from the previous draft. If applicable for corporations, partnerships and limited liability companies, please complete the information set forth at section 5(b)(i) on page 5 of the Standby Purchase Agreement and fax it to Tom Killian at (212) 466-7711 so we can incorporate it in a final document. It is our understanding that the form of Standby Purchase Agreement is acceptable to you.

     You have expressed an interest to purchase a maximum of $____ of common stock of the Company in the offering, if available after the subscription offering, and the Company has indicated that it would sell to you a minimum of $____ of common stock as part of the offering.

     The pricing and the determination of the actual number of shares representing your minimum and the maximum standby purchase amounts will be determined when the pricing occurs. We anticipate a pricing meeting will take place on Wednesday, May 10, 1995 and that the registration statement will be declared effective by the SEC on Thursday, May 11, 1995. At the time the registration statement is declared effective, the Company will send to you by facsimile a verification of the Subscription Price and pages 1, 2 and the signature page of the Standby Purchase Agreement which will be fully completed to indicate the number of shares representing your maximum and minimum purchase at the Subscription Price.

     At that time, if you wish to extend an offer to purchase the securities described in the prospectus, you will be directed to execute and date the signature page of the Standby Purchase Agreement and fax it to the Company to the attention of Richard S. Cupp at facsimile number (805) 981-_____. Upon receipt of the executed signature page by the Company, your offer will become binding. Until receipt by the Company of such signature page, your indication of interest will involve no obligation or commitment of any kind on the part of either you or the Company.

     Please call Tom Killian if you have any questions.

                                          Very truly yours,


                                          Sandler O'Neill & Partners, L.P.

Enclosure